Exhibit 5.1

KPMG LLP	Telephone	(306) 934-6200
Chartered Accountants	Fax	(306) 934-6233
500 – 475 Second Avenue South	Internet	www.kpmg.ca
Saskatoon Saskatchewan S7K 1P4
Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cameco Corporation

We consent to the use of our reports dated February 7, 2014, with the respect to the consolidated statements of financial position of Cameco Corporation as at December 31, 2013 and December 31, 2012, and the related consolidated statements of earnings, comprehensive income, changes in equity and cash flows for each of the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference, and to the reference to our firm under the heading “Auditors” in the short form base shelf prospectus.

Chartered Accountants

December 9, 2014

Saskatoon, Canada

KPMG LLP, is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.